                                               Rule 424(b)(3)
                                               File No. 333-38545

Pricing Supplement No. 21                             Dated: August 27, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


U.S. $2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series H

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $30,000,000                        Issue Price: 100%

Original Issue Date: September 1, 1998   Stated Maturity Date: September 1, 2000

Form: [X] Book-Entry [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
       (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
       (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
       (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [X] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [ ] Other: Fixed

Interest Reset: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 1st day of March, June, December and September, beginning December 1, 1998 up to but excluding the Stated Maturity Date.


Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 1st day of March, June, December and September beginning December 1, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date

                                               Rule 424(b)(3)
                                               File No. 333-38545
Pricing Supplement No. 21
(To Prospectus dated October 30, 1997                 Dated: August 27, 1998
Prospectus Supplement dated November 17, 1997)



Initial Interest Rate: 5.8875%

Day Count Convention: Act/360

Maximum Interest Rate: N/A                     Minimum Interest Rate: N/A

Spread (+/-): +.20%                            Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
      Initial Redemption Date:
      The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
        Optional Repayment Dates:
        Optional Repayment Prices:

Repayment Provisions:
      (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .09488%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 21
                       UNDER MTN-SERIES H PROGRAM: $1,733,000,000
                   b)  CUSIP #42333HKD3

Agent: Chase Securities Inc.
       270 Park Avenue
       New York, New York 10017